Exhibit 99.1

CollabRx Announces Pricing of Public Offering of Approximately $4,800,000 of Common Stock and Warrants

SAN FRANCISCO, Feb. 19, 2015 (GLOBE NEWSWIRE) -- CollabRx, Inc. (CLRX) today announced the pricing of an underwritten public offering of 3,840,000 shares of its common stock and warrants to purchase up to an aggregate of 3,840,000 shares of its common stock at an offering price of $1.25 per common share and $0.0001 per warrant. The warrants will have a per share exercise price of $1.56, are exercisable immediately and will expire five years from the date of issuance. Gross proceeds to CollabRx from this offering are approximately $4,800,000 before deducting underwriting discounts and commissions and other estimated offering expenses payable by CollabRx. CollabRx has granted the underwriter a 45-day option to purchase up to an additional 576,000 shares of common stock and/or 576,000 additional warrants to cover over-allotments, if any. The offering is expected to close on February 25, 2015, subject to customary closing conditions.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

A registration statement on Form S-1 relating to the shares and warrants was filed with the Securities and Exchange Commission (SEC) and is now effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

About CollabRx

CollabRx, Inc. (CLRX) is a recognized leader in cloud-based expert systems to inform healthcare decision-making. CollabRx uses information technology to aggregate and contextualize the world's knowledge on genomics-based medicine with specific insights from the nation's top cancer experts, starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care.

CollabRx Safe Harbor Statement

This press release includes forward-looking statements about CollabRx's anticipated results that involve risks and uncertainties, including statements regarding our expectations with respect to the application of the net proceeds from the offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and CollabRx cautions investors not to place undue reliance on the forward-looking statements contained in this release. Risks and uncertainties relating to CollabRx and this offering can be found in the "Risk Factors" section of the prospectus supplement and accompanying prospectus related to such proposed offering to be filed with the SEC. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Contact:
CollabRx Contacts:
Thomas R. Mika
President & Chief Executive Officer
CollabRx, Inc.
415-248-5350
www.collabrx.com
Dian Griesel Int'l.
Laura Radocaj - media
lradocaj@dgicomm.com
212-825-3210
Cheryl Schneider - investors
cschneider@dgicomm.com
212-825-3210